Exhibit 99.1

Arena Pharmaceuticals Announces Changes to Board of Directors

SAN DIEGO, February 16, 2018 -- Arena Pharmaceuticals, Inc. (NASDAQ: ARNA), today announced Scott H. Bice, Phillip M. Schneider, and Christine A. White, M.D. have indicated that they will be retiring from the Board of Directors at the time of Arena’s next annual stockholders’ meeting, which is expected to held in June 2018.

"I would like to thank Scott, Phil and Christine for their numerous contributions and guidance over the past ten and more years," said Dr. Tina S. Nova, Chair of the Board. "Their perspectives and insights have helped shape Arena, navigate difficult times, and position us well for the future."

"We appreciate the dedication, support and contributions of Scott, Phil and Christine in helping us to build a strong foundation," added Amit D. Munshi, President and CEO of Arena. "We are excited about the continued transformation of Arena that all directors and management have been implementing and the opportunities ahead, including multiple significant catalysts in the coming quarters around our potentially first- or best-in-class clinical stage programs."

About Arena Pharmaceuticals

Arena Pharmaceuticals is focused on developing novel, small molecule drugs with optimized receptor pharmacology and pharmacokinetics designed to deliver broad clinical utility across several therapeutic areas. Arena’s proprietary pipeline includes potentially first- or best-in-class programs.  The most advanced investigational clinical programs are ralinepag (APD811), which will be commencing a Phase 3 program for pulmonary arterial hypertension (PAH), and etrasimod (APD334), which is in Phase 2 for a broad range of immune and inflammatory conditions.  Arena is also evaluating APD371 in Phase 2 for the treatment of pain associated with Crohn's disease. In addition, Arena has collaborations with the following pharmaceutical companies: Everest Medicines Limited (ralinepag and etrasimod in Greater China and select Asian countries), Axovant Sciences GmbH (nelotanserin - Phase 2), Boehringer Ingelheim International GmbH (undisclosed target - preclinical), and Eisai Co., Ltd. and Eisai Inc. (BELVIQ® - marketed product).

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements may be accompanied by words such as "will," "expected," "future," "opportunities," "focused on," "designed to," "potentially," "may," or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements about Arena’s upcoming annual stockholders’ meeting, our position for the future, opportunities, catalysts, programs (including their potential to be first- or best-in-class), focus and collaborations. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include that clinical programs may not proceed at the time or in the manner expected or at all, as well as those factors disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Kevin R. Lind

Arena Pharmaceuticals, Inc.

Executive Vice President and

Chief Financial Officer

klind@arenapharm.com

858.210.3636

Media Contact:

Matt Middleman, M.D.

LifeSci Public Relations

matt.middleman@lifescipublicrelations.com

646.627.8384

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